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
                                         EXHIBIT NO. 21

                                   Subsidiaries of Registrant
                                   --------------------------
                                                                                    Percent
                                          State or Other Jurisdiction                 of
Name of Subsidiary                            of Incorporation                     Ownership
- ------------------                            ----------------                     ---------
Petrolite Canada Inc.                          Dominion of Canada                     100
Petrolite France, S.A.                         Republic of France                     100
Petrolite GmbH                                 Federal Republic of Germany            100
Petrolite Iberica, S.A.                        Spain                                  100
Petrolite International Sales Corporation      Virgin Islands                         100
Petrolite Limited                              United Kingdom of                      100
                                               Great Britain and Northern Ireland
Petrolite Norge A/S                            Norway                                 100
Petrolite Pacific Pte. Ltd.                    Singapore                              100
South American Petrolite Corporation           Delaware                               100
A.B. Engineering                               Delaware                               100
Ecuatoriana de Petroquimicos-
  Petrolite, S.A.                              Ecuador                                80
P.T. Petrolite Indonesia Pratama               Indonesia                              80
Petrolite Saudi Arabia Ltd.                    Saudi Arabia                           75
Petrolite (Malaysia) SDN.BHD.                  Malaysia                               49
Petrolite Suramericana, S.A.                   Venezuela                              100
Petrolite de Mexico S.A. de C.F.               Mexico                                 100
Petrolite Trinidad, Inc.                       Missouri                               100

     Each of these subsidiaries is included in the consolidated financial statements incorporated by reference into this Report. The following three wholly owned subsidiaries are included in the registrants consolidated financial statements; however, the ownership is through other registrant subsidiaries as follows: Petrolite Italiana S.p.A. is owned 90% by Petrolite Limited and 10% by the registrant; Petrolite

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Handelsgesellschaft m.b.H., is owned 100% by Petrolite Limited; and Luzzato
& Figlio is owned 96% by Petrolite France with the remaining 4% split equally between three other registrant subsidiaries and the registrant.
In addition, the registrant has a 50% interest in Toyo-Petrolite Company, Ltd. in Japan which is accounted for using the equity method. Also see information on page 33 of the registrant's Annual Report to stockholders under the heading "Subsidiaries" which is incorporated by reference herein.